Exhibit 99.2

[Avanir Pharmaceuticals Logo]

Phase I Reverse Cholesterol Transport Trial Initiated;
Avanir To Receive $5 Million Milestone

San Diego, January 3, 2006 — Avanir Pharmaceuticals (AMEX: AVN) announced today that a Phase I study has been initiated in partnership with AstraZeneca UK Limited (AstraZeneca) to evaluate the human safety of AZD2479, a compound under development as a reverse cholesterol transport enhancer. The allowance of the investigational new drug application (IND) by the U.S. Food and Drug Administration (FDA) triggers a $5 million milestone payment from AstraZeneca to Avanir, the first designated milestone under the terms of the research collaboration and license agreement entered into in July 2005.

“We are pleased that we successfully submitted the U.S. IND for AZD2479 in a timely way. The FDA’s allowance of the IND is recognition of effective high quality work by the combined Avanir-AstraZeneca team. We are now looking forward to results of clinical testing of a new concept to treat dyslipidemia,” stated Gunnar Olsson VP, Head of CVGI Therapy Area at AstraZeneca.

“It is very gratifying to advance another Avanir discovered molecule into human trials with the strong IND package our development team delivered,” said Eric Brandt, President and Chief Executive Officer at Avanir Pharmaceuticals. “We look forward to working with our partner AstraZeneca to move AZD2479 and other molecules forward in this important area. With this additional milestone our cash equivalents and receivable for the milestone will amount to approximately $55 million, providing a strong balance sheet as we move into 2006.”

Reverse cholesterol transport, or RCT, is a natural process that involves the flow of cholesterol from peripheral tissues, including the walls of blood vessels, to the liver for metabolism and removal from the body. The process is complex, involving several steps and a variety of specialized carrier proteins and other transporter molecules to move cholesterol out of peripheral tissues and into the liver. Once cholesterol reaches the liver, it is transported to the gall bladder and excreted from the body. It is generally accepted that defects in this pathway represent a risk factor for atherosclerosis.

AZD2479 (AVP-26452) is the lead candidate resulting from Avanir’s research program to identify RCT enhancers. In the on-going clinical trial, healthy volunteers will be randomized to receive AZD2479 or placebo in ascending single doses. The objective is to evaluate the safety, tolerability, and pharmacokinetics of AZD2479.

Avanir Pharmaceuticals is focused on developing and commercializing novel therapeutic products for the treatment of chronic diseases. Avanir’s product candidates address therapeutic markets that include central nervous system and cardiovascular disorders, inflammation, and infectious diseases. Avanir previously announced positive results in the second of two required Phase III clinical trials of Neurodex™, an investigational new drug for the treatment of pseudobulbar affect. Additionally, Avanir has initiated a new Phase III clinical trial for Neurodex as a potential treatment in patients with diabetic neuropathic pain. Avanir has active collaborations with two international pharmaceutical companies: Novartis International Pharmaceutical Ltd. for the treatment of inflammatory disease and AstraZeneca UK Limited for the treatment of cardiovascular disease. The Company’s first commercialized product, Abreva®, is marketed in North America by GlaxoSmithKline Consumer Healthcare and is the leading over-the-counter product for the treatment of cold sores. Further information about Avanir can be found at www.avanir.com.

Avanir Pharmaceuticals Contacts:
Patrick O’Brien 858-622-5216 pobrien@avanir.com	Patrice Saxon 858-622-5202 psaxon@avanir.com

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Except for the historical information presented herein, matters discussed in this press release contain forward-looking statements that are subject to certain risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including statements that are preceded by, followed by, or that include such words as “estimate,” “anticipate,” “believe,” “plan” or “expect” or similar statements are forward-looking statements. Risks and uncertainties for Avanir Pharmaceuticals include risks associated with product discovery and development as well as risks shown in Avanir’s most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q and from time-to-time in other publicly available information regarding the company. Copies of such information are available from Avanir upon request. Such publicly available information sets forth many risks and uncertainties related to Avanir’s business and technology. Our RCT research program is in the early stages of development and competes with other research approaches and compounds under development by large pharmaceutical and biotechnology companies. Preclinical research findings are not always supportable by evidence obtained from clinical trials. Final review decisions made by the FDA and other regulatory agencies concerning clinical trial results are unpredictable and outside the influence and/or control of the Company. The company disclaims any intent or obligations to update these forward-looking statements.